Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	March 27, 2015
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 4th QUARTER 2014 NET INCOME

AND 2014 ANNUAL OPERATING RESULTS

Highlights

•	Net income for the twelve months ended December 31, 2014 totaled $479,000 and increased $1.4 million compared to a net loss of $918,000 for the twelve months ended December 31, 2013.
•	Net interest income of $2.5 million for the quarter ended December 31, 2014, increased 63.9% compared to net interest income of $1.5 million for the quarter ended December 31, 2013.
•	Loan balances totaled $264.1 million at December 31, 2014, and increased by $51.3 million, or 24.1%, over loan balances at December 31, 2013.
•

Nonperforming loans decreased $4.2 million, or 73.0%, and totaled $1.5 million at December 31, 2014, compared to $5.7 million at December 31, 2013.  Nonperforming loans as a percentage of total loans were 0.59% and 2.70% at December 31, 2014 and December 31, 2013, respectively.

•	The ratio of the ALLL to nonperforming loans improved to 408.0% at December 31, 2014, compared to 99.9% at December 31, 2013.

Worthington, Ohio – March 27, 2015 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”)  announced that net income for the three months ended December 31, 2014 totaled $309,000 and decreased $522,000, compared to net income of $831,000 for the three months ended December 31, 2013.  The decrease in net income was primarily due to a $872,000 decrease in noninterest income, a $312,000 increase in noninterest expense, a $305,000 increase in provision expense, partially offset by a $967,000 increase in net interest income.  The earnings for the fourth quarter 2013 were positively impacted by a one-time/non-recurring gain on the sale of the Company’s Fairlawn office building and related fixed assets of $1.1 million, coupled with a $230,000 negative provision for loan losses recorded in the fourth quarter of 2013 as a result of improved credit quality along with a change in our allowance methodology which allowed allocated reserves to be released.  Excluding the impact of the non-recurring items that affected the 2013 results, net income for the quarter ended December 31, 2014, increased $808,000 compared to the quarter ended December 31, 2013.

Net income attributable to common stockholders for the three months ended December 31, 2014 totaled $121,000, or $0.01 per diluted common share, and decreased $710,000 compared to net income attributable to common stockholders of $831,000, or $0.05 per diluted common share, for the three months ended December 31, 2013.  In addition to the items discussed above which attributed to the decrease in net income, for the three months ended December 31, 2014 as compared to the prior period, the Company’s payment of preferred dividends on the Series B Preferred Stock reduced net income attributable to common stockholders by $188,000, while there was no impact for the three months ended December 31, 2013.

Net income for the twelve months ended December 31, 2014 totaled $479,000 and increased $1.4 million compared to a net loss of $918,000 for the twelve months ended December 31, 2013.  The increase in net income was primarily due to a $3.3 million increase in net interest income and a $218,000 decrease in provision expense, offset by a $401,000 decrease in noninterest income and a $1.8 million increase in noninterest expenses.  As indicated above, the results for the twelve months ended December 31, 2013, included a $1.1 million gain on sale of fixed assets related to the sale of the Company’s corporate office building, and a $230,000 negative provision recorded in the fourth quarter of 2013.    Excluding the impact of the non-recurring items that affected the 2013 results, net income for the year ended December 31, 2014, increased $2.2 million compared to the year ended December 31, 2013.

Net income attributable to common stockholders totaled $58,000, or ($0.00) per diluted common share, for the year ended December 31, 2014, compared to a net loss attributable to common stockholders of $918,000, or ($0.06) per diluted common share, for the year ended December 31, 2013.  The dividend on the Series B preferred stock decreased the net income attributable to common stockholders by $421,000 for 2014.  There was no preferred stock outstanding during 2013.

Timothy T. O’Dell, CEO, commented,  “We will continue in 2015 to focus on executing the objectives of our business plan from which we have not wavered.”

Overview of Results

Net interest income.  Net interest income totaled $2.5 million for the quarter ended December 31, 2014, and increased $967,000, or 63.9%, compared to $1.5 million for the quarter ended December 31, 2013. The increase in net interest income was primarily due to a $987,000, or 48.8%, increase in interest income, partially offset by a $20,000, or 3.9%, increase in interest expense.  The increase in interest income for the quarter ended December 31, 2014, compared to December 31, 2013, was primarily attributed to a $51.3 million, or 24.1%, increase in outstanding loan balances, a 58 bps increase in average yield on interest earning assets and improved asset mix.  The increase in interest expense is attributed to a $40.6 million, or 22.5%, increase in interest bearing deposits, which was partially offset by a 15 bps reduction in the average cost of funds on interest bearing liabilities, and an improved deposit mix. As a result, our net interest margin improved 75 bps to 3.44% for the fourth quarter of 2014, as compared to 2.69% for the fourth quarter of 2013.

Net interest income totaled $8.7 million for the year ended December 31, 2014 and increased $3.3 million, or 61.9%, compared to $5.4 million for the year ended December 31, 2013. The increase in net interest income was primarily due to a $3.1 million, or 41.5%, increase in interest income, coupled with a $224,000, or 10.6%, decrease in interest expense.  The increase in interest income was primarily attributed to a $49.8 million, or 23.3%, increase in average interest-earnings assets outstanding, a 52 bps increase in average yield on interest earning assets and improved asset mix.  The decrease in interest expense was attributed to a 27 bps reduction in the average cost of funds on interest bearing liabilities, and improved mix from noninterest bearing deposits.  As a result, net interest margin of 3.31% for the year ended 2014 improved 79 bps over the net interest margin of 2.52% for the year ended 2013.

Robert E. Hoeweler, Chairman of the Board, added “Our team has made significant strides generating loans, improving credit quality, and strengthening loan administration.  This places CFBank on a solid foundation upon which we may continue to grow and expand in a safe and sound manner.”

Provision for loan losses.  The provision for loan losses totaled $75,000 for the quarter ended December 31, 2014 compared to a negative provision for loan losses totaling $(230,000) for the quarter ended December 31, 2013.  The negative provision recorded during the fourth quarter of 2013 was due to changes in our allowance methodology which allowed allocated reserves to be released.  The increase in the provision for loan losses for the quarter ended December 31, 2014 was also attributed to an increase in loan volume, and the increase was partially offset by improved credit quality, a decrease in special mention and substandard loans and a decrease in net charge-offs.  Net charge-offs for the quarter ended December 31, 2014 totaled $15,000 and decreased $197,000, compared to net charge-offs of $212,000 for the quarter ended December 31, 2013.  The ratio of allowance for loan losses to nonperforming loans improved to 408.0% at December 31, 2014, compared to 99.9% at December 31, 2013.

The provision for loan losses totaled $278,000 for the twelve months ended December 31, 2014 and decreased $218,000, or 44.0%, compared to $496,000 for the twelve months ended December 31, 2013.  The decrease in the provision for loan losses for the year ended December 31, 2014 was primarily due to improved credit quality and a decrease in special mention and substandard loans, which more than offset the provision for growth in the portfolio for new loans generated in 2014.  Net recoveries increased $313,000 due to the fact that there were $309,000 in net recoveries for the year ended December 31, 2014 compared to net charge-offs of $4,000 for the year ended December 31, 2013.  The improvement in net recoveries was related to a large commercial real estate loan that paid off during 2014.

Noninterest income.  Noninterest income for the quarter ended December 31, 2014 totaled $443,000 and decreased $872,000, or 66.3%, compared to $1.3 million for the quarter ended December 31, 2013.  The decrease was primarily due to a $1.1 million decrease in net gains on sales of assets, partially offset by a $204,000 increase in net gains on sale of loans.  Noninterest income for the fourth quarter of 2013 was positively impacted by a one-time/non-recurring gain on the sale of the Company’s Fairlawn office building and related fixed assets of $1.1 million.  The increase in net gains on sales of loans was due to increased sales activities associated with the Company’s ramp up and expansion of the mortgage business.

Noninterest income for the year ended December 31, 2014 totaled $1.5 million, and decreased $401,000, or 21.2%, compared to $1.9 million for the year ended December 31, 2013.  The decrease is primarily due to a gain realized on the sale of the Company’s Fairlawn office building and certain furniture and fixtures of approximately $1.1 million in 2013, partially offset by a $448,000 increase in gains recognized on the sale of residential mortgages, a $206,000 increase in other noninterest income and a $59,000 increase in service charges on deposit accounts in 2014.  The increase in net gains on sales of loans is due to increased sales activities associated with the Company’s ramp up and expansion of the mortgage business.  The $206,000 increase in other noninterest income was primarily due to a $33,000 increase in merchant services income and a $125,000 increase in revenue resulting from the Company’s joint ventures.  The increase in service charges on deposits was due to an increase in account levels and pricing changes.

Noninterest expense.  Noninterest expense for the quarter ended December 31, 2014, was $2.5 million, which increased $312,000, or 14.0%, compared to $2.2 million for the quarter ended December 31, 2013.  The overall increase in noninterest expenses was primarily attributed to an $88,000 increase in salaries and employee benefits, a $75,000 increase in data processing, a $62,000 increase in advertising and promotions expense, coupled with smaller increases in director fees, occupancy and equipment and FDIC premiums.  Salaries and benefit expenses increased primarily due to additional personnel hired in the mortgage, credit administration, treasury management and operations areas in order to support our continued growth and enhancements to our infrastructure. The increase in data processing expenses is driven by expanded IT services associated with the Company’s growth and expansion, along with investments in our infrastructure.  Advertising and promotion expenses increased due to the Company’s increased marketing expenses associated with its core deposit growth initiatives.  The increase in director fees was a result of the Company starting to pay directors fees in 2014 after achieving profitability. The increase in occupancy and equipment is associated with the Company’s growth, expansion and opening of its new loan production office in 2014.  FDIC expenses increased as a result of CFBank’s larger assessment base.

Noninterest expense for the year ended 2014 totaled $9.5 million and increased $1.8 million, or 22.8%, compared to the $7.7 million recognized in 2013.  The overall increase in operating expenses was primarily attributed to a $596,000 increase in salaries and employee benefits, a $283,000 increase in foreclosed asset expense, a $265,000 increase in data processing, a $245,000 increase in occupancy and equipment, a $219,000 increase in professional fees and a $97,000 in director fees.  Salaries and benefit expenses increased primarily due to the full year effect of the investment in mortgage personnel as this business line was ramped up in the latter part of 2013, coupled with an increase in personnel in the credit administration and treasury management areas.  Foreclosed asset expense increased related to maintenance and light rehabilitation incurred to increase occupancy levels, along with increased operating costs.  The increase in data processing expenses was driven by expanded IT services associated with the Company’s growth and expansion, along with investments in our infrastructure.  The increase in occupancy and equipment expenses related to rent expense, leasehold improvements and associated utilities is primarily due to our growth and expansion, and the opening of our loan production office in Woodmere, Ohio.  Professional fees increased due to increased legal and workout fees and increased consulting fees associated with project work related to the expansion of the mortgage division and credit area.

Thad Perry, President, commented, “We are particularly gratified that successful businesses and entrepreneurs that can bank anywhere they choose, have chosen CFBank as their business partner.”

Balance Sheet Activity

General.    Assets totaled $315.6 million at December 31, 2014 and increased $59.8 million, or 23.4%, from $255.7 million at December 31, 2013.  The increase was primarily due to a $50.7 increase in net loan balances and a $9.0 million increase in cash and cash equivalents, partially offset by a $1.5 million decrease in interest-bearing deposits in other financial institutions.

Cash and cash equivalents.  Cash and cash equivalents totaled $28.2 million at December 31, 2014, and increased $9.0 million, or 47.2%, from $19.2 million at December 31, 2013.  The increase in cash and cash equivalents was a result of management’s efforts to increase deposit activity in order to fund anticipated loan growth.

Securities. Securities available for sale totaled $10.4 million at December 31, 2014, and increased $773,000, or 8.0%, compared to $9.7 million at December 31, 2013.  The increase was due to $5.0 million in security purchases, which was offset by scheduled payments and maturities.

Loans.  Net loans totaled $257.8 million at December 31, 2014, and increased $50.7 million, or 24.5%, from $207.1 million at December 31, 2013. The increase was primarily due to a $19.3 million increase in single-family loan balances, a $12.3 million increase in construction loan balances, a $9.1 million increase in commercial loan balances and a $7.7 million increase in commercial real estate loan balances.  A renewed lending focus was a key driver in growing earning assets.

Allowance for loan losses (ALLL).  The allowance for loan losses totaled $6.3 million at December 31, 2014, and increased $587,000, or 10.2%, from $5.7 million at December 31, 2013.  The increase in the ALLL is due to a combination of factors including a 24.5% increase in overall loan balances and a $313,000 increase in net recoveries during the twelve months ended December 31, 2014. The provision for growth was partially offset by continuous improvement in credit quality, including a 73.0% decrease in nonperforming loans.  The ratio of the ALLL to total loans was 2.39% at December 31, 2014, compared to 2.69% at December 31, 2013; the decline is primarily attributable to an increase in the loan portfolio combined with improving asset quality.  In addition, the ratio of the ALLL to nonperforming loans improved to 408.0% at December 31, 2014, compared to 99.9% at December 31, 2013.

Deposits.  Deposits totaled $258.3 million at December 31, 2014, an increase of $50.0 million, or 24.0%, from $208.3 million at December 31, 2013.  The increase was primarily attributed to a $19.5 million increase in money market account balances, a $18.1 million increase in certificate of deposit account balances, a $9.4 million increase in noninterest checking account balances and a $2.1 million increase in savings account balances.  Also, the majority of the deposit increase is a result of management’s focused sales and marketing efforts to grow core deposits to fund loan growth.

Stockholders’ equity.    Stockholders’ equity totaled $34.5 million at December 31, 2014, an increase of $11.6 million, or 50.9%, from $22.9 million at December 31, 2013.  The increase in total stockholders’ equity was primarily attributed to the Company’s completion during 2014 of  the sale of 480,000 shares of its newly designated 6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B, with a liquidation preference of $25.00 per share (“Series B Preferred Stock”), for an aggregate offering price of $12.0 million.  After payment of approximately $482,000 in placement fees to McDonald Partners, LLC and approximately $149,000 of other offering expenses, the Company’s net proceeds from its sale of the 480,000 shares of Series B Preferred Stock were approximately $11.4 million.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).  Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

a continuation of difficult economic conditions including high unemployment rates or other adverse changes in general economic conditions, economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory guidelines, commitments or requirements to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	our ability to effectively manage our growth;
•	any failure, interruption or breach in security of our communications and information systems;

•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Year ended
	December 31,			December 31,
	2014	2013	% change	2014	2013	% change

Total interest income	$3,011	$2,024	49%	$10,611	$7,500	41%
Total interest expense	530	510	4%	1,889	2,113	-11%
Net interest income	2,481	1,514	64%	8,722	5,387	62%

Provision for loan losses	75	(230)	n/m	278	496	-44%
Net interest income after provision for loan losses	2,406	1,744	38%	8,444	4,891	73%

Noninterest income
Service charges on deposit accounts	104	105	-1%	412	353	17%
Net gain on sales of loans	180	(24)	n/m	536	88	509%
Net gain on sale of assets	-	1,114	-100%	-	1,114	-100%
Other	159	120	33%	544	338	61%
Noninterest income	443	1,315	-66%	1,492	1,893	-21%

Noninterest expense
Salaries and employee benefits	1,114	1,026	9%	4,445	3,849	15%
Occupancy and equipment	140	97	44%	571	326	75%
Data processing	243	168	45%	897	632	42%
Franchise taxes	64	83	-23%	214	337	-36%
Professional fees	346	400	-14%	1,217	998	22%
Director fees	58	12	383%	122	25	388%
Postage, printing and supplies	43	46	-7%	233	215	8%
Advertising and promotion	70	8	775%	110	40	175%
Telephone	29	23	26%	112	78	44%
Loan expenses	55	35	57%	82	90	-9%
Foreclosed assets, net	80	67	19%	328	45	629%
Depreciation	53	44	20%	232	205	13%
FDIC premiums	115	73	58%	384	300	28%
Amortization of intangibles	-	20	-100%	-	49	-100%
Regulatory assessment	47	39	21%	167	158	6%
Other insurance	31	38	-18%	130	148	-12%
Other	52	49	6%	213	207	3%
Noninterest expense	2,540	2,228	14%	9,457	7,702	23%

Income (loss) before income taxes	309	831	-63%	479	(918)	n/m
Income tax expense (benefit)	-	-	n/m	-	-	n/m
Net Income (loss)	$309	$831	-63%	$479	$(918)	n/m
Dividends on Series B preferred stock and accretion of discount	(188)	-	n/m	(421)	-	n/m
Earnings (loss) attributable to common stockholders	$121	$831	-85%	$58	$(918)	n/m

Share Data
Basic earnings (loss) per common share	$0.01	$0.05		$0.00	$(0.06)
Diluted earnings (loss) per common share	$0.01	$0.05		$0.00	$(0.06)

Average common shares outstanding - basic	15,823,710	15,823,710		15,823,710	15,823,624
Average common shares outstanding - diluted	15,831,154	15,823,710		15,853,989	15,823,624

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
(unaudited)	2014	2014	2014	2014	2013
Assets
Cash and cash equivalents	$28,207	$30,184	$18,881	$21,578	$19,160
Interest-bearing deposits in other financial institutions	494	742	1,486	1,486	1,982
Securities available for sale	10,445	8,143	8,635	9,074	9,672
Loans held for sale	3,505	5,861	3,259	4,090	3,285
Loans	264,147	254,424	253,546	214,665	212,870
Less allowance for loan losses	(6,316)	(6,256)	(5,871)	(5,763)	(5,729)
Loans, net	257,831	248,168	247,675	208,902	207,141
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,636	1,636	1,636
Premises and equipment, net	3,775	3,823	3,839	3,753	3,547
Bank owned life insurance	4,665	4,633	4,600	4,567	4,535
Accrued interest receivable and other assets	3,088	2,498	2,504	1,961	2,848
Total assets	$315,588	$307,630	$294,457	$258,989	$255,748

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$37,035	$33,012	$30,215	$30,772	$27,652
Interest bearing	221,280	217,951	212,506	184,916	180,657
Total deposits	258,315	250,963	242,721	215,688	208,309
Short-term Federal Home Loan Bank advances
FHLB advances	14,500	14,500	13,000	13,000	10,000
Other secured borrowings	-	-	-	-	6,526
Advances by borrowers for taxes and insurance	401	212	168	137	575
Accrued interest payable and other liabilities	2,708	2,443	4,240	2,309	2,319
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	281,079	273,273	265,284	236,289	232,884

Stockholders' equity	34,509	34,357	29,173	22,700	22,864
Total liabilities and stockholders' equity	$315,588	$307,630	$294,457	$258,989	$255,748

Consolidated Financial Highlights

	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2014	2014	2014	2014	2013	2014	2013

Earnings (loss)
Net interest income	$2,481	$2,437	$2,043	$1,761	$1,514	$8,722	$5,387
Provision for loan losses	$75	$75	$108	$20	$(230)	$278	$496
Noninterest income	$443	$446	$358	$245	$1,315	$1,492	$1,893
Noninterest expense	$2,540	$2,522	$2,195	$2,200	$2,228	$9,457	$7,702
Net Income (loss)	$309	$286	$98	$(214)	$831	$479	$(918)
Dividends on Series B preferred stock and accretion of discount	$(188)	$(174)	$ $ (59)	n/a	n/a	$(421)	-
Earnings (loss) available to common stockholders	$121	$112	$39	$(214)	$831	$58	$(918)
Basic earnings (loss) per common share	$0.01	$0.01	$0.00	$(0.01)	$0.05	$0.00	$(0.06)
Diluted earnings (loss) per common share	$0.01	$0.01	$0.00	$(0.01)	$0.05	$0.00	$(0.06)

Performance Ratios (annualized)
Return on average assets	0.40%	0.38%	0.14%	(0.34%)	1.34%	0.17%	(0.39%)
Return on average equity	3.59%	3.51%	1.57%	(3.76%)	14.70%	1.67%	(4.04%)
Average yield on interest-earning assets	4.18%	4.18%	3.92%	3.78%	3.60%	4.03%	3.51%
Average rate paid on interest-bearing liabilities	0.89%	0.83%	0.82%	0.91%	1.04%	0.85%	1.12%
Average interest rate spread	3.29%	3.35%	3.10%	2.87%	2.56%	3.18%	2.39%
Net interest margin, fully taxable equivalent	3.44%	3.49%	3.24%	3.02%	2.69%	3.31%	2.52%
Efficiency ratio	86.87%	87.48%	91.42%	109.67%	78.05%	92.59%	105.11%
Noninterest expense to average assets	3.26%	3.34%	3.21%	3.45%	3.59%	3.31%	3.26%

Capital
Core capital ratio (1)	11.03%	11.14%	10.45%	9.64%	9.34%	11.03%	9.34%
Total risk-based capital ratio (1)	14.18%	14.33%	13.01%	12.43%	12.08%	14.18%	12.08%
Tier 1 risk-based capital ratio (1)	12.92%	13.07%	11.75%	11.17%	10.81%	12.92%	10.81%
Tangible capital ratio (1)	11.03%	11.14%	10.45%	9.64%	9.34%	11.03%	9.34%
Equity to total assets at end of period	10.93%	11.17%	9.91%	8.76%	8.94%	10.93%	8.94%
Tangible equity to tangible assets	10.93%	11.17%	9.91%	8.76%	8.94%	10.93%	8.94%

Book value per common share	$1.42	$1.41	$1.42	$1.43	$1.44	$1.42	$1.44
Tangible book value per common share	$1.42	$1.41	$1.42	$1.43	$1.44	$1.42	$1.44
Period-end market value per common share	$1.22	$1.33	$1.48	$1.55	$1.33	$1.22	$1.33
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average basic common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,624
Average diluted common shares outstanding	15,831,154	15,831,154	15,863,968	15,823,710	15,823,710	15,853,989	15,823,710

Asset Quality
Nonperforming loans	$1,548	$3,733	$4,400	$5,564	$5,738	$1,548	$5,738
Nonperforming loans to total loans	0.59%	1.47%	1.74%	2.59%	2.70%	0.59%	2.70%
Nonperforming assets to total assets	1.01%	1.75%	2.05%	2.78%	2.88%	1.01%	2.88%
Allowance for loan losses to total loans	2.39%	2.46%	2.32%	2.68%	2.69%	2.39%	2.69%
Allowance for loan losses to nonperforming loans	408.01%	167.59%	133.43%	103.57%	99.85%	408.01%	99.85%
Net charge-offs (recoveries)	$15	$(310)	$-	$(14)	$212	$(309)	$4
Annualized net charge-offs (recoveries) to average loans	0.02%	(0.47%)	0.00%	(0.03%)	0.47%	(0.13%)	0.00%

Average Balances
Loans	$251,369	$254,699	$227,921	$209,895	$173,064	$235,971	$160,635
Assets	$311,491	$302,367	$273,941	$255,107	$248,545	$285,726	$236,391
Stockholders' equity	$34,465	$32,620	$24,951	$22,787	$22,611	$28,706	$22,695

(1) Regulatory capital ratios of CFBank